Filed Pursuant to Rule 433
Dated November 14, 2012
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation
Trade Date:	November 14, 2012
Settlement Date (Original Issue Date):	November 20, 2012
Maturity Date:	November 20, 2017
Principal Amount:	US $1,000,000,000
Price to Public (Issue Price):	99.871%
Agents Commission:	0.325%
All-in Price:	99.546%
Net Proceeds to Issuer:	US $995,460,000
Treasury Benchmark:	0.750% due October 31, 2017
Treasury Yield:	0.627%
Spread to Treasury Benchmark:	Plus 1.00%
Reoffer Yield:	1.627%
Interest Rate Per Annum:	1.600%
Interest Payment Dates:	Semi-annually on the 20th day of each May and November, commencing May 20, 2013 and ending on the Maturity Date
Day Count Convention:	30/360, Following Unadjusted
Business Day Convention:	New York
Method of Settlement:	Depository Trust Company
Trustee:	The Bank of New York Mellon
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates (if any):	Not Applicable
Call Notice Period:	Not Applicable
Put Dates (if any):	Not Applicable
Put Notice Period:	Not Applicable

Filed Pursuant to Rule 433
Dated November 14, 2012
Registration Statement No. 333-178262

CUSIP:	36962G6K5
ISIN:	US36962G6K56

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the “Underwriters”), as principal, at 99.871% of the aggregate principal amount less an underwriting discount equal to 0.325% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Barclays Capital Inc.	$188,000,000
Citigroup Global Markets Inc.	$188,000,000
Credit Suisse Securities (USA) LLC	$188,000,000
Deutsche Bank Securities Inc.	$188,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$188,000,000
Co-Managers:
Blaylock Robert Van, LLC	$10,000,000
CastleOak Securities, L.P.	$10,000,000
Lebenthal & Co., LLC	$10,000,000
Mischler Financial Group, Inc.	$10,000,000
Samuel A. Ramirez & Company, Inc.	$10,000,000
The Williams Capital Group, L.P.	$10,000,000
Total	$1,000,000,000

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the Underwriters participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Deutsche Bank Securities Inc. at 1-800-503-6411, and Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.